UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

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RING ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

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Nevada	90-0406406
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6555 S. Lewis Street, Suite 200, Tulsa, Oklahoma	74136
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.001 par share	NYSE MKT LLC

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    X .

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.        .

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

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Explanatory Note

This registration statement on Form 8-A is being filed to change the registration of the common stock, par value $0.001 per share (the “common stock”), of Ring Energy, Inc., a Nevada corporation (the “Registrant”), from Section 12(g) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), to Section 12(b) under the Exchange Act in connection with the listing of the common stock on the NYSE MKT (“NYSE MKT”). The common stock is currently registered under Section 12(g) of the Exchange Act and is quoted on the OTCBB and OTCQB under the symbol “RNGE”. The Registrant anticipates that the quotation of the common stock on the OTCBB and OTCQB will be terminated following the closing of trading on August 30, 2013, and that the listing of the common stock on the NYSE MKT will begin at the opening of trading on September 3, 2013 under the symbol “REI”.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The following description of the Registrant’s common stock and the provisions of its charter documents are summaries and are qualified by reference to the Registrant’s articles of incorporation and its bylaws listed as exhibits to this registration statement. The Registrant and its common stock are also governed by the general corporation laws of the State of Nevada.

Authorized and Outstanding: We are authorized to issue up to 150,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of August 6, 2013, there were 17,801,313 shares of our common stock issued and outstanding and no shares of preferred stock outstanding.

All outstanding shares of common stock are fully paid and nonassessable.

Common Stock:

Voting. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except as matters that relate only to a series of our preferred stock. Holders of common stock do not have cumulative voting rights.

In general, (i) stockholder action (except for bylaw amendments, which require a majority of shares entitled to vote, and election of directors, which requires a plurality vote) is based on the affirmative vote of a majority of the votes cast. Directors are elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A vote by the holders of a majority of our outstanding shares entitled to vote is required to effectuate an amendment to our bylaws.

Our board of directors is elected annually at the meeting of our stockholders.  Each director holds office until the next annual meeting of our stockholders at which his term expires and until his successor is elected and qualified, or until his earlier death, resignation or removal.

Any action that the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed and dated, before or after such action, by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The consent shall be delivered to us for inclusion in the minutes or filing with the corporate records. We will give notice of any action so taken within ten (10) days of the date of such action to those stockholders entitled to vote thereon who did not give their written consent and to those stockholders not entitled to vote thereon.

Dividends. The Board of Directors may from time to time declare, and we may pay, dividends on our outstanding shares in the manner and upon the terms and conditions provided by the general corporation laws of the State of Nevada.

We have not declared or paid any cash dividends on our common stock during the last three years. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Liquidation. In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for any class of stock, if any, having preference over the common stock.

Miscellaneous. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Transfer Agent. The transfer agent and registrar for our common stock is Standard Registrar and Transfer Company.

NYSE MKT. Our common stock is listed on the NYSE MKT under the symbol “REI”.

Preferred Stock:

Our articles of incorporation empower our board of directors, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix and determine the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices and liquidation preferences, any or all of which may be greater than the rights of the common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock. The rights of holders of our common stock described above will be subject to, and may be adversely affected by, the rights of any preferred stock that our board of directors may designate and issue in the future.

Anti-Takeover Provisions of Our Charter Documents:

Sections 78.378 to 78.3793 of the Nevada Revised Statutes contain provisions that may prevent any person acquiring a controlling interest in a Nevada company from exercising voting rights. Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in a company’s shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested stockholders at a special stockholders' meeting held upon the request and at the expense of the acquiring person. We have expressly opted-out of, or elect not to be governed by, the “Acquisition of Controlling Interest” provisions contained in NRS Sections 78.378 through 78.3793, inclusive, or any successor statutes.

Board Vacancies are Generally Filled by Remaining Directors and Not Stockholders. Our bylaws provide that any vacancies on the board of directors may be filled by the vote of the majority of the remaining directors, although less than a quorum.  Notwithstanding the immediately preceding sentence, the Board of Directors may by resolution determine that any such vacancies or newly created directorships shall be filled by our stockholders representing at least one-third (⅓) of the issued and outstanding shares of our capital stock that would be entitled to vote at a meeting of stockholders.

Stockholder Meetings. The bylaws provide that a special meeting of stockholders, other than those required by Nevada law, may be called only by the chairperson of the board of directors or our chief executive officer.

Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could make it more difficult or prevent a change of control of our company or the removal of our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Item 2.	Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this registration statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RING ENERGY, INC.

Date: August 28, 2013	By:	/s/ William R. Broaddrick
	Name:	William R. Broaddrick
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1

Articles of Incorporation of Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on April 1, 2013.

3.2	Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to Registrant’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 24, 2013.